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Exhibit 99.1

BIDZ.com, Inc. Signs Going Private Merger Agreement

        CULVER CITY, Calif., May 17, 2012—BIDZ.com, Inc. (NASDAQ: BIDZ), a leading online retailer of jewelry, today announced that it has entered into a definitive merger agreement with Glendon Group, Inc. ("Glendon Group") to be acquired for $0.78 per share in cash. This per share price represents a premium of 59.2% over the Company's closing price of $0.49 per share, on May 16, 2012, the last trading day prior to the execution of the merger agreement, and a premium of 37.7% over the Company's volume-weighted average of the closing prices over the 30 consecutive trading days including and immediately preceding May 16, 2012.

        The merger agreement was negotiated on behalf of the Company by a Special Committee of its Board of Directors composed entirely of independent directors, with the assistance of financial and legal advisors. Based in part on the Special Committee's unanimous recommendation, the Company's Board of Directors unanimously (with one director abstaining, due to his interest in the transaction) approved and declared the merger agreement to be advisable, fair to, and in the best interests of the Company and its stockholders, and has resolved to recommend that the Company's stockholders adopt and approve the merger.

        Certain stockholders who currently own approximately 36.6% of the Company's outstanding shares, have agreed to vote their shares in favor of adoption of the merger agreement. This voting obligation will terminate if the merger agreement terminates, or if the Company Board changes its recommendation that the stockholders vote in favor of adoption of the Merger Agreement, and in certain other specified circumstances.

        Under the Merger Agreement, the Company is entitled to actively solicit alternative transaction proposals until 11:59 p.m. New York City time on June 24, 2012. After that time and until 11:59 p.m. New York City time on July 9, 2012, the Company may continue negotiations with any person who has submitted a written alternative acquisition proposal by 11:59 p.m. New York City time on June 24, 2012 or with any group in which at least 50% of the equity or other financing of such group includes members of any group that submitted a bona fide written alternative acquisition proposal by 11:59 p.m. New York City time on June 24, 2012.

        The Company has retained Innovus Advisors, LLC to assist the Special Committee in conducting the go shop process. Persons interested in learning more about the go shop process should contact Vijay A. Chevli, Managing Director of Innovus Advisors, LLC by telephone at (310) 453-5706 or by e-mail at vchevli@innovusadvisors.com.

        The proposed transaction is expected to close in the fourth quarter of 2012, and is subject to certain closing conditions specified in the merger agreement. Glendon Group has obtained equity financing commitments in an aggregate amount sufficient to complete the merger. There is no financing condition to Glendon Group's obligation to complete the merger.

        Following completion of the transaction, the Company would become a privately held company and its stock would no longer trade on the Nasdaq Capital Market.

        Imperial Capital, LLC acted as financial advisor to the Special Committee, and has delivered a fairness opinion to the Special Committee in connection with the transaction. The Company has retained Innovus Advisors, LLC to assist the Special Committee in conducting the go shop process described in the Merger Agreement. Bingham McCutchen LLP is acting as legal advisor to the Special Committee. Petillon Hiraide & Loomis LLP is acting as legal advisor to the Company. Aaron A. Grunfeld & Associates is acting as legal advisor to Glendon Group.

About Bidz.com

        Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz also operates Modnique.com, a division of Bidz.com, a flash sale shopping website, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and housewares and much more at price points up to 85% below traditional retail prices.

Forward Looking Statements

        This press release includes forward-looking statements relating to the potential acquisition of the Company, including, without limitation, statements relating to the proposed merger, the expected date of closing of the transaction and other statements containing words such as "may," "could," "should," "would," "estimate," "expect," "future," and similar expressions or statements of current expectations, assumptions or opinion. There are a number of risks and uncertainties that could cause actual results and events to differ materially from these forward-looking statements, including the following: (i) the Company may be unable to obtain shareholder approval to adopt the merger agreement as required for the merger; (ii) conditions to the closing of the merger may not be satisfied or waived; (iii) the transaction may involve unexpected costs, liabilities or delays; (iv) the business of the Company may suffer as a result of uncertainty surrounding the proposed transaction; (v) the Company may be adversely affected by other economic, business, and/or competitive factors; (vi) legislative developments or litigation may delay or prevent the Merger; (vii) events, changes or other circumstances could give rise to the termination of the merger agreement, (viii) Parent may not receive the necessary equity financing set forth in the equity commitment letter described above, which could cause Parent to be unable to complete the merger, and (ix) other risks or future developments may result in the merger not being consummated within the expected time period or at all. Additional factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q, and 8-K and any amendments thereto, including, but not limited to, those described in the Company's Form 10-K for the fiscal year ended December 31, 2011. These forward-looking statements reflect only the Company's expectations as of the date of this report, and the Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

Additional Information and Where to Find It

        In connection with the proposed merger, the Company will file a proxy statement and other materials, and the Company, Parent and certain affiliates of Parent will file a Schedule 13E-3 Transaction Statement with the SEC. The materials filed with the SEC may be obtained free of charge at the SEC's web site at www.sec.gov. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS WITH RESPECT TO THE PROPOSED MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER.

        The Company and its directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company's executive officers and directors who may be deemed to be participants in the solicitation by reading the Company's proxy statement for its 2011 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the proxy statement and other relevant materials to be filed with the SEC in connection with the proposed merger when they become available. Information concerning the interests of the Company's potential participants, which may, in some cases (including with respect to the parties to the contribution and voting agreements described above), be different than those of the Company's stockholders generally, will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

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  Exhibit 99.1
BIDZ.com, Inc. Signs Going Private Merger Agreement